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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-46798

        SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS DATED OCTOBER 17, 2000

                              THE MONY GROUP INC.

     The information set forth below supplements the information in the proxy statement/prospectus dated October 17, 2000 relating to the merger of The Advest Group, Inc. with and into a wholly-owned subsidiary of The MONY Group Inc.
                            ------------------------

                       NOTICE TO NEW ADVEST SHAREHOLDERS

     If you acquired shares of common stock of The Advest Group, Inc. ("Advest") after October 16, 2000, you may not have received a Proxy Statement/Prospectus concerning the merger of Advest into a wholly-owned subsidiary of The MONY Group Inc. ("MONY"). Under the terms of the merger, you may have the right to indicate your preference as to the receipt of cash and/or MONY shares in exchange for your Advest common shares.

     To obtain a copy of the Proxy Statement/Prospectus you should contact:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                          PHONE NUMBER: (800) 223-2064

     If you are a holder of record of the shares acquired after October 16, 2000, Georgeson can also provide you with a Form of Election and Letter of Transmittal you can use to indicate your preference as to the receipt of cash and/or MONY shares.

     If you hold these shares through a brokerage firm in street name you should contact the reorganization department (or other comparable department) of your brokerage firm to instruct them as to your election choice.

     Elections as to cash and/or MONY shares may be made up until the election deadline. The election deadline will be the second business day prior to the closing date of the merger. However, if you hold the shares in street name your brokerage firm may set an earlier deadline. MONY and Advest will announce the date of the election deadline by issuing a public announcement no less than 10 days preceding the election deadline.

The date of this Supplement is January 17, 2001.